SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                          FORM 8-K
                       CURRENT REPORT

          Filed Pursuant to Section 13 or 15(d) of
             THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  OCTOBER 23, 1996



                    SYRATECH CORPORATION
   (Exact name of registrant as specified in its charter)



     DELAWARE                        1-12624                   13-3354944
(State or other jurisdiction  (Commission File Number)        (IRS Employer
 of incorporation)                                       Identification Number)



                    175 McClellan Highway
                 EAST BOSTON, MA 02128-9114
           (Address of principal executive office)



Registrant's telephone number, including area code:  (617) 561-2200





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Item 5.OTHER EVENTS

          On October 23, 1996, Registrant entered into an Agreement and Plan of Merger (the "Agreement") with THL Transaction I Corp., a Delaware corporation ("THL I") formed on behalf of Thomas H. Lee Equity Fund III LP pursuant to which THL I will be merged into Registrant (the "Merger").

          Pursuant to the Merger, stockholders of Registrant will receive $32 in cash per share or may elect to receive a portion of their consideration by retaining stock of Registrant.

          The proposed Merger is subject to approval by the stockholders of Registrant and to the fulfillment of certain conditions, including provision of financing on terms comparable to those set forth in certain financing commitments delivered to the Registrant. In connection with the transactions, Registrant's Outstanding Preferred Stock Purchase Rights will be redeemed.

          Pursuant to the Agreement, each stockholder of Registrant will have the right to elect to retain an equity interest represented by up to 25% of the shares of Registrant's Common Stock owned by such holder, subject to the limitation that if stockholders elect to retain more than an aggregate of $25 million of shares (exclusive of shares to be retained by certain executives of Registrant), there will be an appropriate proration among electing stockholders.

          This filing is not an offer with respect to the retention of stock of Registrant following the merger; such offer will be made only pursuant to an effective proxy statement/prospectus.

          Leonard Florence, Chairman of the Board and Chief Executive Officer of Registrant, and certain other executive officers of Registrant have agreed to retain equity interests in the surviving entity having an aggregate value of at least $24 million. There are approximately 9 million shares of Registrant's Common Stock outstanding on a fully diluted basis, of which Mr. Florence owns approximately 32%.

Item 7.FINANCIAL STATEMENTS AND EXHIBITS

                        *     *     *

(c)  Exhibits:

     1. Agreement and Plan of Merger by and between THL Transaction I Corp., a Delaware corporation, and Syratech Corporation, dated as of October 23, 1996.

     2.   Press release.




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                          SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

                              SYRATECH CORPORATION



                              By_________________________________
                                  E. Merle Randolph
                                  Vice President

Date:  October 25, 1996





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                           EXHIBIT INDEX

                       SYRATECH CORPORATION


                    Current Report on Form 8-K
                      Dated October 23, 1996



EXHIBIT NO.                         DESCRIPTION                          PAGE

   1. Agreement and Plan of Merger by and between THL Transaction I Corp., a Delaware corporation, and Syratech Corporation, dated as of October 23, 1996.

   2.               Press release.